Exhibit 5.1

                     (Letterhead of Conyers Dill & Pearman)

2 August 2000

Bunge Limited
50 Main Street
White Plains
New York 10606
U.S.A.

Dear Sirs

Bunge Limited (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on form S-8 (the "Registration Statement", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission on 2 August 2001, relating to the registration under the U.S. Securities Act of 1933, as amended, of an aggregate of 4,099,000 common shares, par value U.S.$0.01 per share, (the "Shares").

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 1 August 2001, copies of minutes of a meeting of its directors held on 2 April 2001 and unanimous written resolutions of its directors dated 11 July 2001, respectively, (together, the "Directors Resolutions"), copies of unanimous written resolutions of the sole member of the Company dated 5 April 2001 and 1 July 2001 (together with the Directors Resolutions, the "Resolutions"), the Equity Incentive Plan adopted by the Company on 2 April 2001 effective as of 10 October 2000 (the "Plan", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or riot certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been, executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us,(d)



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that the Resolutions remain in full force and effect and have not been rescinded or amended.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda (and assume that such laws would not have any implication in relation to the opinions expressed herein). This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purpose set out above and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that when issued and paid for as contemplated by the Resolutions and in accordance with the Plan, the Shares will be validly issued, fully paid and non-assessable (which means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares),

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



Yours faithfully


/s/ Conyers Dill & Pearman
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CONYERS DILL & PEARMAN